Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release

Media Contact:	Lauren C. Steele Senior VP - Corporate Affairs 704-557-4551
Investor Contact:	James E. Harris Senior VP - Shared Services & CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
August 7, 2012	Quoted: The NASDAQ Stock Market (Global Select Market)

Coca-Cola Bottling Co. Consolidated Reports Second Quarter and First Half 2012 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $10.7 million, or basic net income per share of $1.16, on net sales of $430.7 million for the second quarter of 2012, compared to net income of $11.1 million, or basic net income per share of $1.21, on net sales of $422.9 million for the second quarter of 2011. The results for the second quarter of 2012 included a $0.4 million increase in income tax expense due to recording of a valuation allowance for certain deferred tax assets and other income tax changes. The results for the second quarter of 2011 included $1.2 million of after-tax losses ($1.7 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges and other income tax changes.

On a comparable basis, the Company earned $11.1 million in the second quarter of 2012, or comparable basic net income per share of $1.20, versus $12.3 million in the second quarter of 2011, or comparable basic net income per share of $1.33.

The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the second quarter of 2012 and 2011:

	Second Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2012	2011	2012	2011

Reported net income (GAAP)	$10,747	$11,101	$1.16	$1.21

Net loss on fuel & aluminum hedges, net of tax	-	1,051	-	0.11
Valuation allowance for certain deferred tax assets	72	-	0.01	-
Other income tax changes	288	114	0.03	0.01

Total	360	1,165	0.04	0.12

Comparable net income (a)	$11,107	$12,266	$1.20	$1.33

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the second quarters of 2012 and 2011. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.

The Company earned $15.3 million, or basic net income per share of $1.66, on net sales of $807.9 million for the first half of 2012, compared to net income of $17.0 million, or basic net income per share of $1.85, on net sales of $782.5 million for the first half of 2011. The results for the first half of 2012 included a $1.3 million increase in income tax expense due to recording of a valuation allowance for certain deferred tax assets and other income tax changes. The results for the first half of 2011 included $1.6 million of after-tax losses ($2.4 million on a pre-tax basis) due to mark-to-market adjustments on fuel and aluminum hedges and other income tax changes.

On a comparable basis, the Company earned $16.6 million in the first half of 2012, or comparable basic net income per share of $1.80, versus $18.6 million in the first half of 2011, or comparable basic net income per share of $2.03.

The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the first half of 2012 and 2011:

	First Half
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2012	2011	2012	2011

Reported net income (GAAP)	$15,312	$17,014	$1.66	$1.85

Net loss on fuel & aluminum hedges, net of tax	-	1,447	-	0.16
Valuation allowance for certain deferred tax assets	774	-	0.08	-
Other income tax changes	498	177	0.06	0.02

Total	1,272	1,624	0.14	0.18

Comparable net income (a)	$16,584	$18,638	$1.80	$2.03

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the first half of 2012 and 2011. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.

J. Frank Harrison, III, Chairman and CEO, said, “We are pleased with our revenue and gross margin growth in the second quarter and first half of 2012. Our revenue and gross margin growth was driven by slightly higher volume, increased pricing, and lower than expected cost increases in certain raw materials. We continue to seek innovation to deliver value to our customers through more targeted packaging, promotions and product enhancements. These investments along with those in infrastructure and people continue to help us be leaders in our industry.”

William B. Elmore, President and COO, added, “Our second quarter and first half results reflect strong growth in our still beverage portfolio. Channels of business showing the strongest results in the first half were value, drug and club. We remain focused on refining our price/package/brand/channel offerings to maximize the value we offer to our customers and consumers. The benefit from lower raw material costs was more than offset by higher S,D&A costs, primarily due to increased wage, healthcare and pension costs as well as ongoing investments in new technology. While raw material costs have been lower than expected during the first half of 2012, we anticipate that certain raw material costs, primarily sweetener derived from corn, will be higher in the second half of the year.”

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding continued innovation to deliver value to our customers through more targeted packaging, promotion and product enhancements; investments in infrastructure and people to help us be leaders in our industry; focus on refining our price/package/brand/channel offerings to maximize the value we offer our customers and consumers; and our anticipation that certain raw material costs will be higher in the second half of the year.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; consolidation of raw material suppliers could impact our profitability; increased purchases of finished goods subject us to incremental risks that could impact our profitability; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended January 1, 2012 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

	Second Quarter		First Half
	2012	2011	2012	2011
Net sales	$430,693	$422,893	$807,878	$782,522
Cost of sales	257,280	257,320	478,871	467,788

Gross margin	173,413	165,573	329,007	314,734
Selling, delivery and administrative expenses	144,864	137,153	281,825	267,135

Income from operations	28,549	28,420	47,182	47,599
Interest expense, net	9,079	9,042	18,150	17,811

Income before income taxes	19,470	19,378	29,032	29,788
Income taxes	7,570	7,394	12,037	11,335

Net income	11,900	11,984	16,995	18,453
Less: Net income attributable to noncontrolling interest	1,153	883	1,683	1,439

Net income attributable to Coca-Cola Bottling Co. Consolidated	$10,747	$11,101	$15,312	$17,014

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.16	$1.21	$1.66	$1.85

Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$1.16	$1.21	$1.66	$1.85

Weighted average number of Class B Common Stock shares outstanding	2,089	2,067	2,081	2,059

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.16	$1.20	$1.65	$1.84

Weighted average number of Common Stock shares outstanding – assuming dilution	9,270	9,248	9,262	9,240

Class B Common Stock	$1.16	$1.20	$1.65	$1.83

Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,129	2,107	2,121	2,099